                                                                   EXHIBIT 10.35

                              EMPLOYMENT AGREEMENT



         EMPLOYMENT AGREEMENT dated as of November 24, 1995 between HOME SHOPPING NETWORK, INC., a Delaware corporation (the "Company"), and JAMES HELD ("Executive").

         This Agreement sets forth the terms and conditions of Executive's employment by the Company as the Company's President and Chief Executive Officer.

         In consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

         1.      Term and Termination.

                 (a) Term. The term of Executive's employment under this Agreement (the "Employment Term") shall commence on December 1, 1995 (the "Effective Date") and end on the fourth anniversary of such date. The Employment Term shall be automatically extended beyond the original four year term for successive one year periods unless at least one hundred eighty (180) days prior to the expiration of the original Employment Term or any subsequent renewal thereof, either party notifies the other party in writing that it is electing to terminate this Agreement at the expiration of the then current term. During the Employment Term, the Company agrees to employ Executive and Executive agrees to serve the Company upon and subject to the terms and conditions set forth in this Agreement.

                 (b) Termination by the Company. Executive's employment by the Company may be terminated by the Company only as provided in clauses
(i), (ii), (iii) and (iv) below.

                          (i)  Upon the death of Executive.

                          (ii) Upon six (6) months' prior written notice from the Company to Executive (the "Notice Period"), in the event of an illness or other disability which has incapacitated Executive from performing his duties hereunder, as determined in good faith by the Board of Directors of the Company, for an aggregate of one hundred eighty (180) consecutive days during the twelve calendar months preceding the month in which such notice is given; provided, however, that in the event that prior to the end of the Notice Period,
         Executive recovers from such illness or other disability to an extent permitting him to perform his duties hereunder, the notice of termination pursuant to this clause (ii) shall be of no further force and effect.
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                          (iii)  At any time upon giving written notice of such
         termination to Executive and by (x) paying to Executive in a lump sum upon such termination an amount equal to Annual Base Salary (as hereinafter defined) that would have been payable to Executive had his employment by the Company continued until the expiration of the Employment Term and (y) committing to pay to Executive (as and when due as provided in Section 4) the amount of Annual Bonus (as hereinafter defined) that Executive would have been entitled to receive had his employment by the Company continued until the end of the fiscal year in which such termination occurred (such amount of Annual Bonus is hereinafter referred to as the "Remainder Bonus").

                          (iv) At any time for "Cause", which for purposes of this Agreement shall be deemed to have occurred only on the happening of any of the following:

                                  (A)  the plea of guilty to, or conviction
                          for, the commission of a felony offense by Executive; provided, however, that after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company's obligations under this Agreement;

                                  (B)  a material breach by Executive of a
                          material fiduciary duty owed to the Company;

                                  (C) a material breach by Executive of any of the covenants made by him in Sections 6 and 7 hereof; or

                                  (D)  the willful and gross neglect by
                          Executive of the material duties specifically and expressly required by this Agreement;

         provided, however, that any claim that "Cause", within the meaning of clauses (B), (C) or (D) above, exists for the termination of Executive's employment may be asserted on behalf of the Company only by a resolution duly adopted by two-thirds of the total number of members of the Board of Directors of the Company, and only after 15 days prior written notice to Executive during which period he may cure the breach or neglect that is the basis of any such claim, if curable; provided, further, that no state of facts that, with or without notice to Executive or the passage of time or both, would give rise to the right of the Company to terminate Executive's employment pursuant to clause (ii) of this Section 1(b) may, directly or indirectly, in whole or in part, be the basis for a claim that Cause, within the meaning of clause (D) above, exists for the termination of Executive's employment; provided, further, that during the period of twelve (12) months following a Change in Control (as hereinafter defined), Cause shall be deemed to have occurred only upon the happening of an event referred to in clause (A) above; and provided, further, that the term "material" as used in clauses (B), (C) and (D) above and in Section 10 hereof shall be





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         construed by reference to the effect of the relevant action or omission on the Company and its subsidiaries taken as a whole.

                 (c) Effect of Termination by the Company. If Executive's employment is terminated by the Company pursuant to Section 1(b) hereof, all Annual Base Salary and Annual Bonus (to the extent not otherwise included in Remainder Bonus) that has accrued in favor of Executive as of the date of such termination, to the extent unpaid or delivered, shall be paid or delivered to Executive on the date of termination. If Executive dies while employed by the Company or during the period that he is receiving payments pursuant to the immediately succeeding sentence and, in either case, prior to the expiration of the Employment Term, the Company shall, as promptly as practicable following Executive's death, pay to Executive's designated beneficiary or beneficiaries in a lump sum an amount equal to the Annual Base Salary that would have been payable to Executive had his employment by the Company continued until the expiration of the Employment Term plus the Remainder Bonus and his beneficiary or beneficiaries shall be eligible to receive benefits under the Company's life insurance and death benefit plans or practices in which he is participating, to the extent provided in such plans or practices. If Executive's employment is terminated pursuant to Section 1(b)(ii) of this Agreement, the Company shall
(i) continue to pay to Executive his Annual Base Salary as and when the same would otherwise be due in accordance with Section 4 of this Agreement until the first to occur of the expiration of the Employment Term or the date of Executive's death and (ii) pay the Remainder Bonus to Executive on the date such payment is due pursuant to the terms of Section 4. The amounts payable by the Company pursuant to the foregoing two sentences shall be reduced by the amount of any long term disability benefits paid directly to Executive pursuant to any benefit or welfare plans maintained by the Company for Executive's benefit. The phrase "designated beneficiary or beneficiaries" shall mean the person or persons named from time to time by Executive in a signed instrument filed for this purpose with the Company. If the designation made in any such signed instrument shall for any reason be ineffective, of if there is no such designation, the phrase "designated beneficiary or beneficiaries" shall mean Executive's estate. With respect to the payment of Annual Base Salary in respect of time periods subsequent to the date of termination of Executive's employment with the Company, such amount shall be calculated at the annual rate of Executive's Annual Base Salary in effect at the time of termination and the calculation of the remaining Employment Term shall be made without consideration of any renewal thereof, unless at the time of such termination such renewal would otherwise be automatic. With respect to the payment of the Remainder Bonus, such amount shall be the amount which would have been payable to Executive as his Annual Bonus in accordance with this Agreement had Executive's employment continued until the end of the fiscal year of the Company in which such termination occurred, but without regard to any requirement that Executive be employed by the Company at any time following the conclusion of such succeeding fiscal year in order to receive his Annual Bonus; provided, however, that in the event Executive's employment is terminated as a result of his death or disability, the amount of the Remainder Bonus shall be not less than the minimum amount of Annual Bonus specified in Section 4. Notwithstanding the foregoing, in the event Executive's employment is terminated for Cause, Executive shall be entitled only to the amount specified in the first sentence of this paragraph (c) and shall not be entitled to any Remainder Bonus.





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                 (d)      Termination by Executive.  The Executive's employment
may be terminated during the Employment Term by the Executive (i) for Good Reason or (ii) without any reason during the twelve (12) month period immediately following a Change in Control. For purposes of this Agreement, "Good Reason" shall mean:

                          (A) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2 of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                          (B) any material breach of this Agreement by the Company which is not remedied by the Company promptly after receipt of notice thereof given by the Executive;

                          (C) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement;

                          (D) any failure by the Company to comply with and satisfy Section 13 of this Agreement; or

                          (E) failure to elect or appoint Executive to the Board of Directors within ninety (90) days of the Effective Date or failure to reelect Executive as a member of the Board of Directors or the removal of Executive as a member of such Board, in each case during the Employment Term; provided, however, that such failure to reelect or removal shall not constitute "Good Reason" during any period of the suspension of Executive's services pursuant to the proviso set forth in Section 1(b)(iv)(A).

For purposes of this subsection (d), a determination of "Good Reason" by the Executive which is reasonable and is made in good faith shall be conclusive.

                 (e) Effect of Termination by the Executive. If Executive terminates his employment with the Company pursuant to Section 1(d) of this Agreement, or if the Company terminates the Executive's employment under this Agreement in any way that is a breach of this Agreement by the Company, the Company shall (i) pay to Executive in a lump sum upon such termination an amount in cash equal to (x) all Annual Base Salary and Annual Bonus (to the extent not otherwise included in the Remainder Bonus) that has accrued in favor of Executive as of the date of termination, to the extent unpaid or delivered and (y) the Annual Base Salary that would have been payable to Executive had his employment by the Company continued until the expiration of the Employment Term, and (ii) commit to pay to Executive (as and when due as provided in Section 4) the Remainder Bonus. Amounts payable pursuant to the preceding sentence shall not be reduced by any amounts received by Executive from a subsequent employer in respect of any period





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subsequent to such termination.  In addition, if the Executive is terminated under the circumstances set forth in the first sentence of this Section 1(e), the Company shall reimburse Executive for the costs and expenses (which shall be limited to the costs and expenses of physically relocating, such as moving expenses, but shall not include matters such as the reimbursement of temporary housing expenses) relating to the relocation of Executive and his family to an area within the continental United States specified by Executive. In the event Executive terminates his employment other than for Good Reason or pursuant to
Section 1(d)(ii), Executive shall be entitled to receive only the amount specified in clause (i)(x) in the second preceding sentence.

                 (f) Survival. Upon termination of Executive's employment and payment of the amounts due Executive pursuant to Section 1 of this Agreement, the obligations of the Company and the Executive under this Agreement shall terminate, except that the Company's obligations with respect to the payment of amounts upon the death or disability of Executive set forth in the second and third sentences of Section 1(c) (if and to the extent applicable), Section 1(h) (Continuation of Benefits), Section 4(e) (Indemnification), Section 5 (Reimbursement of Expenses) (as it relates to expenses incurred prior to such termination, including, without limitation, relocation expenses incurred pursuant to Section 5(c) and Schedule 5(c)),
Section 12 (Options) and Section 13 (Successors), and the Executive's obligations under Sections 6 (Noncompetition), 7 (Confidentiality), 8 (Delivery of Materials) and 9 (Noninterference), will survive (in accordance with the terms and conditions thereof) any such termination.

                 (g) Change of Control. For purposes of this Agreement, a "Change of Control" shall mean the acquisition following the date hereof by any individual, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")(a "Person")(other than Barry Diller ("Diller"), Liberty Media Corporation ("Liberty") or Tele-Communications, Inc. ("TCI") or any of their respective subsidiaries (which, for purposes of this Section 1(g) shall be deemed to include any entity in which such person, directly or indirectly, owns at least a majority of the outstanding equity securities, without regard to the voting power of such securities or any proxy or other voting agreement granting voting power of such securities to any other person) or affiliates (within the meaning of Rule 12b-2 promulgated under the Exchange Act)), of (i) beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally upon matters submitted to the stockholders of the Company, (ii) all or substantially all of the assets of the Company, or (iii) in the event that Diller, Liberty, TCI or their respective subsidiaries or affiliates collectively cease to own, directly or indirectly, equity securities of the Company representing a majority of the voting power of the then-outstanding equity securities of the Company, beneficial ownership of the greatest of (x) equity securities of the Company representing 10 percent of the voting power of the then-outstanding equity securities of the Company, (y) equity securities of the Company having an aggregate voting power in excess of the aggregate voting power represented by the equity securities of the Company then owned, directly or indirectly, by Liberty and the members of its Stockholder Group (as defined in the Agreement, dated as of August 24, 1995, as amended, between Liberty and Diller), and (z) equity securities of the Company having an aggregate voting power in excess of the aggregate voting power represented





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by the equity securities of the Company then owned, directly or indirectly, by
Diller and the members of his Stockholder Group.

                 (h) Continuation of Certain Benefits. In the event Executive's employment is terminated due to death or disability or for any reason other than for Cause, or if Executive terminates under Section 1(d), then for the remainder of the Employment Term the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with this Agreement if the Executive's employment had not been terminated, in accordance with the most favorable plans, practices, programs or policies of the Company as in effect and applicable generally to other executives and their families; provided, however, that the Company may terminate such benefits if the Executive becomes reemployed with another employer and is eligible to receive similar benefits under such subsequent employer's benefit plans. For purposes of determining eligibility of the Executive for retiree benefits pursuant to the Company's plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Employment Term and to have retired on the last day of such period.

         2. Services to be Rendered by Executive. The Company and Executive agree that Executive will serve the Company as its President and Chief Executive Officer and shall have the rights, powers, duties and obligations relating to such offices as is specified in the By-laws of the Company as in effect on the date of this Agreement. In such capacity, Executive shall perform all reasonable acts customarily associated with such positions, or necessary or desirable to protect and advance the best interests of the Company. Executive shall perform such acts and carry out such duties, and shall in all other respects serve the Company faithfully and to the best of his ability (subject, however, during the Transition Period (as defined below) to Executive fulfilling his duties to his prior employer as provided in the first sentence of Section 3 hereof). The Company and Executive acknowledge and agree that the Executive's primary reporting responsibility shall be to the current Chairman of the Board of Directors of the Company, and if the person currently serving as Chairman ceases to be Chairman, then to the Board of Directors.

         3. Time to be Devoted by Executive. Executive agrees to devote substantially all of his business time, attention, efforts and abilities to the business of the Company and to use his best efforts to promote the interests of the Company; provided, however, that during the period from the Effective Date to January 3, 1996 (the "Transition Period"), the parties acknowledge and agree that the Executive shall be employed on a part-time basis while Executive fulfills certain obligations to his prior employer. During the Employment Term it shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) fulfill speaking engagements and (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.





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         4.      Compensation.

                 (a) Salary. During the Employment Term, the Executive shall receive an annual base salary of not less than $500,000 ("Annual Base Salary"), which amount shall be reviewed at least annually and may not be decreased during the Employment Term and which shall be paid in accordance with the Company's customary payroll practices for salaried employees.

                 (b) Annual Bonus. In addition to Annual Base Salary, the Executive shall be entitled to receive an annual bonus (the "Annual Bonus") calculated in accordance with the provisions set forth on Exhibit A hereto.
The Annual Bonus shall be paid as soon as practicable following the Company's receipt of audited financial results in each year and in any event not later than 90 days after the conclusion of each fiscal year. All payments of Annual Bonus shall be made in cash, without liability for interest on any such payment by the Company. All payments of Annual Bonus shall, when paid, be subject to a deduction for any or all taxes required by any government to be withheld by the Company and paid over to such government for the account of Executive. The payment to any such government of an amount so withheld shall be deemed a payment thereof to Executive. Executive acknowledges and agrees that the Company's obligation to pay the Annual Bonus is an unfunded, unsecured obligation of the Company, and that nothing contained herein shall give the Executive any rights greater than those of a general creditor of the Company.

                 (c) Benefits. During the Employment Term, the Executive (including, where applicable, Executive's family) shall be entitled to benefits in accordance with the welfare benefit and incentive plans, practices, programs and policies of the Company (including, but not limited to, retirement, savings, incentive and stock compensation plans, employee stock purchase plans, medical, death and disability, and life and other insurance plans and policies), and the minimum service eligibility conditions of such plans shall be waived unless such a waiver would adversely affect the plan or the participants therein.

                 (d) Vacation. During the Employment Term, the Executive shall be entitled to four weeks of paid vacation per year or such longer period as may be provided by the Company in accordance with the plans, policies, programs and practices of the Company applicable to executives of the Company generally.

                 (e)      Indemnification.

                          (i) In addition to any separate agreements between Executive and the Company relating to indemnification, the Company will indemnify and hold harmless Executive, to the fullest extent permitted by applicable law, but subject to the provisions of clause
         (iv) below, in respect of any liability, damage, cost or expense (including reasonable counsel fees) incurred in connection with the defense of any claim, action, suit or proceeding to which he is a party, or threat thereof, by reason of his being or having been an officer or director of the Company or any subsidiary or affiliate of the Company, or his serving or





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         having served at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, business organization, enterprise or other entity, including service with respect to employee benefit plans. Without limiting the generality of the foregoing, the Company will pay the expenses (including reasonable counsel fees) of defending any such claim, action, suit or proceeding in advance of its final disposition, upon receipt of an undertaking by Executive to repay all amounts advanced if it should ultimately be determined that Executive is not entitled to be indemnified under this Section.

                          (ii) In addition to the foregoing, the Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses incurred by Executive in connection with the defense (including in connection with the defense of counterclaims or cross-claims) of any claim, action, suit or proceeding relating to the enforcement by the Company (including claims, actions, suits or proceedings brought in the right of the Company) of the provisions of Sections 6, 7, 8 or 9 of this Agreement; provided, however, that in the event that the Company (or any person asserting the Company's right) is the prevailing party in such enforcement action (as determined by a court of competent jurisdiction in a final adjudication not subject to appeal), the Executive shall reimburse the Company for all payments made by it pursuant to this
         Section 4(e)(ii).

                          (iii) Except as otherwise provided in Section 4(e)(ii) above, the Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or liability under any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended.

                          (iv) Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to indemnify Executive or advance or reimburse expenses pursuant to this Section 4(e) with respect to any claims, actions, suits or proceedings which arise out of, or relate to any termination of Executive's employment or other arrangements with any prior employer, including, but not limited to, matters relating to non-competition and confidentiality agreements.

         5.      Expenses; Relocation Expenses; Loan; Automobile.

                 (a) During the Employment Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company.





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                 (b)      In addition, the Company shall reimburse Executive
for the costs and expenses relating to the temporary and permanent relocation of Executive and his family to the Tampa, Florida area, including, but not limited to, reimbursement of Executive for all reasonable temporary housing expenses for Executive and his family during the period of their temporary relocation, not to exceed a reasonable period, plus any taxes imposed upon Executive with respect to such reimbursed expenses.

                 (c) In connection with Executive's relocation to the Tampa, Florida area, the Company agrees to make a loan to the Executive in the principal amount of $1,000,000 for the purpose of purchasing and, if applicable, making improvements upon, a residence in the area. In the event that, after completion of the improvements to be undertaken by Executive within a reasonable period of time following the purchase of such residence, the fair market value of such residence is less than $800,000, the Executive shall repay a portion of the principal amount of the loan in an amount equal to the difference between such fair market value and $800,000. The other terms of such loan shall be as follows:

                          (i)     The loan shall be evidenced by a note
executed by Executive and secured by a first mortgage upon such residence.

                          (ii)    The loan shall bear interest at 5.0% per
annum.

                          (iii)   Executive shall be required to pay only the
interest payable (which shall be payable on a monthly basis) on such loan prior to the principal amount of such loan becoming due and payable as provided below.

                          (iv)    The principal amount of such loan, together
with any accrued and unpaid interest thereon, shall become due and payable (x) in the event Executive's employment with the Company is terminated for any reason, on the first anniversary of such termination or (y) in the event such residence is sold or transferred, immediately upon the consummation of such sale or transfer.

                 (d) Executive shall be entitled during the Employment Term to the use of a luxury automobile supplied to him by the Company. The Company shall bear all costs and expenses associated with the acquisition and use of such automobile, including but not limited to, fuel, maintenance and insurance.

         6. Noncompetition. Executive agrees that while in the employ of the Company and, if Executive terminates his employment with the Company prior to the expiration of the Employment Term in breach of his obligations hereunder, for the period beginning on the date Executive terminates his employment and ending on the date the Employment Term was otherwise scheduled to expire (the "Subject Period"), Executive will not, directly or indirectly, as principal or agent, or in any other capacity, own, manage, operate, participate in or be employed by or otherwise be interested in, or connected in any manner with, any person, firm, corporation or other enterprise which directly competes in a material respect with the business of the Company or any of its





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majority-owned subsidiaries as it is conducted while Executive is employed by the Company, except as provided in Schedule 6 hereto. Nothing herein contained shall be construed as denying Executive the right to own securities of any such corporation which is listed on a national securities exchange or quoted in the National Association of Security Dealers, Inc. Automated Quotation System to the extent of an aggregate of 5% of the total number or voting power of such securities outstanding.

         7. Confidentiality. Executive agrees that while in the employ of the Company (otherwise than in the performance of his duties hereunder) and during the period of two years following the scheduled expiration of the Employment Term, he shall not, directly or indirectly, make use of, or divulge to any person, firm, corporation, entity or business organization, and shall use his best efforts to prevent the publication or disclosure of, any Confidential Information (as hereinafter defined) concerning the Company, but this Section 7 shall not prevent Executive from responding to any subpoena, court order or threat of other legal duress, provided Executive notifies the Company thereof with reasonable promptness so that the Company may seek a protective order or other appropriate relief. The term "Confidential Information" shall mean information disclosed to Executive by the Company in connection with his employment relating to the business of the Company, including its accounts and finances, customers and customer lists, and its future plans and proposals, to the extent that the foregoing matters are considered proprietary by the Company; provided, however, that the following shall not be deemed to be Confidential Information:

                 (a) information which is or becomes publicly known other than as a result of a breach of this provision by Executive;

                 (b) information lawfully in the possession of Executive prior to disclosure to him by the Company;

                 (c) information disclosed to Executive by any third party who is not affiliated with the Company or otherwise subject to a confidentiality obligation in favor of the Company; or

                 (d) information developed independently by Executive subsequent to the termination of Executive's employment by the Company.

         8. Delivery of Materials. Executive agrees that upon the termination of his employment he will deliver to the Company all documents, papers, materials and other property of the Company relating to its affairs which may then be in his possession or under his control.

         9. Noninterference. Executive agrees that he will not, while in the employ of the Company and, in the event Executive terminates his employment with the Company prior to the expiration of the Employment Term in breach of his obligations hereunder, during the Subject Period, solicit the employment of any employee of the Company on behalf of any other person, firm, corporation, entity or business organization, or otherwise interfere with the employment relationship between any employee or officer of the Company and the Company.





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         10.     Remedies of the Company.  Executive agrees that, in the event of a material breach by Executive of this Agreement, in addition to any other rights that the Company may have pursuant to this Agreement, the Company shall be entitled, if it so elects, to institute and prosecute proceedings at law or in equity to obtain damages with respect to such breach or to enforce the specific performance of this Agreement by Executive or to enjoin Executive from engaging in any activity in violation hereof. Executive agrees that because Executive's services to the Company are of such a unique and extraordinary character, a suit at law may be an inadequate remedy with respect to a breach by Executive of Sections 6, 7, 8 and 9 hereof, and that upon any such breach or threatened breach by him of such Sections the Company shall be entitled, in addition to any other lawful remedies that may be available to it, to injunctive relief.

         11. Notices. All notices to be given hereunder shall be deemed duly given when delivered personally in writing or mailed, certified mail, return receipt requested, postage prepaid and addressed as follows:

                 (a)      If to be given to the Company:

                          Home Shopping Network, Inc.
                          2501 118th Avenue North
                          St. Petersburg, Florida 33716
                          Attention:  Chairman of the Board of Directors

                          With a separate copy addressed to the Legal
                          Department, Attention:  General Counsel


                 (b)      If to be given to Executive:

                          Home Shopping Network, Inc.
                          2501 118th Avenue North
                          St. Petersburg, Florida  33716
                          Attention:  President

                          With a separate copy to:

                          Kronish, Lieb, Weiner & Hellman L.L.P.
                          1114 Avenue of the Americas
                          New York, New York 10036
                          Attention:  Paul M. Ritter, Esq.

                          and to:





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                          Steven M. Gerber, Esq.
                          1114 Avenue of the Americas
                          45th Floor
                          New York, NY  10036-7798

or to such other address as a party may request by notice given in accordance with this Section 11.

         12.     Stock Options.

                 (a) The Company hereby grants to Executive, effective November 24, 1994 (the "Grant Date"), but subject to (x) Executive having entered into this Agreement no later than December 7, 1995, and (y) the receipt of stockholder approval of a new Stock Option Plan (the "Plan") of the Company (which has been approved in principle by the Board of Directors of the Company), options (the "Options") to purchase up to 2,500,000 (the "Total Number of Options") shares of the Company's common stock, par value $.01 per share (the "Common Stock", which term shall include the Common Stock of the Company as it exists on the date hereof and any class or series into which it may hereafter have been changed). The Options granted hereunder (i) shall have an exercise price per share of $8.50 (such price being the closing price of the Common Stock on the trading day prior to the Grant Date); (ii) shall vest and become exercisable, subject to the provisions of Section 12(b) hereof, over four years as follows: 1/4 of the Total Number of Options shall vest and become exercisable on the first anniversary of the Grant Date, and an additional 1/4 of the Total Number of Options shall vest and become exercisable on each subsequent anniversary of the Grant Date, such that the Total Number of Options shall have become vested and exercisable upon the fourth anniversary of the Grant Date; and (iii) shall have a term expiring 10 years from the Grant Date. The Company covenants and agrees to use its reasonable best efforts to cause such Plan to be approved by the stockholders of the Company at the next annual or special meeting of stockholders.

                 (b) Options granted hereunder shall provide that upon termination of Executive's employment by the Company without Cause, or by Executive for Good Reason or during the period described in Paragraph 1(d)(ii), or by reason of Executive's death or pursuant to Section 1(b)(ii), all outstanding but unexercised Options will immediately vest and be exercisable for one year; provided, however, that all Options shall terminate upon the 10th anniversary of the Grant Date. If Executive is terminated for Cause, the Options will be exercisable for not more than three months following the date of termination and then only to the extent vested as of the date of termination. If Executive terminates in violation of this Agreement, all Options shall immediately terminate and cease to be exercisable.

                 (c) In the event of a stock dividend, recapitalization, reorganization, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock or other similar corporate event affecting the Common Stock such that an adjustment is required in order to preserve the benefits of this Section 12, an adjustment shall be made to increase or decrease any or all of (i) the number and kind of shares subject to the Options granted hereunder and/or (ii) the exercise price of the Options, in such manner as the Company's board of directors may deem reasonable and appropriate; provided, however, that the number of shares subject to the Options granted hereunder shall always be a whole number.

                 (d) The grant of Options hereunder shall not affect in any way the right or power of the Company to make reclassifications, reorganizations or other changes of or to its capital or business structure or to merge, consolidate, liquidate, sell or otherwise dispose of all or any part of its business or assets.

                 (e) Subject to the provisions hereof, the Executive may exercise one or more Options at any time when they are exercisable by giving written notice of exercise to the Company specifying: (i) the number of shares of Common Stock with respect to which the Options are being exercised; (ii) the method of withholding of taxes that the Executive has chosen in accordance with the Plan, if not previously specified; and (iii) whether the Executive elects to pay the exercise price by (A) tendering to the Company previously owned shares of Common Stock with an aggregate Fair Market Value (calculated as of the day before the date of exercise) equal to the aggregate exercise price of the Options being exercised or (B) delivering to the Company (1) a copy of an irrevocable instruction from the Executive to an underwriter or broker directing such underwriter or broker to sell shares of Common Stock to be acquired by the exercise of such Options in an amount, net of brokers' and underwriters' fees, commissions or discounts, sufficient to pay such exercise price in full, and promptly remit to the Company the amount of such exercise price, all of which arrangements shall be reasonably satisfactory to the Company, (2) irrevocable instructions from the Executive to the Company to withhold from the shares of Common Stock to be acquired by the exercise of such Options a number of shares having a Fair Market Value on the date of exercise sufficient to pay such exercise price in full or (3) a combination of the foregoing (in the case of (1), (2) or (3), a "Cashless Exercise"). The term "Fair Market Value" shall mean, as of any given date, the mean between the highest and lowest reported sales prices of the Common Stock in the over-the-counter market, as reported by NASDAQ, or, if the Common Stock is listed on a national securities exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national security exchange on which the Common Stock is listed or admitted to trading, on that date or, if there are no reported sales on that date, on the next day after that date on which there are such reported sales.

         13.     Successors.

                 (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. However, no rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity or the sale or liquidation of all or substantially all of the assets of the Company.

                 (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                 (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                 14.      Miscellaneous.

                 (a) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and replaces and supersedes as of the date hereof any and all prior agreements and understandings with respect to Executive's employment by the Company, whether oral or written, between the parties hereto. This Agreement may not be changed nor may any provision hereof be waived except by an instrument in writing duly signed by the party to be charged. This Agreement shall be interpreted, governed and controlled by the law of the State of Florida, without reference to principles of conflict of laws.

                 (b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                 (c) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                 (d) The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the

Executive to terminate employment for Good Reason pursuant to Section 1(d) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

                 (e) This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

         IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.


ATTEST:                              HOME SHOPPING NETWORK, INC.


--------------------------           By:
        Name:                                 ---------------------------
Title:                                                Name:
                                              Title:



                                              ---------------------------
                                              James Held

                                                                       EXHIBIT A


                         DETERMINATION OF ANNUAL BONUS

         The Executive's Annual Bonus for each fiscal year of the Company during the Employment Term shall be calculated as follows:

         The Executive's Annual Bonus shall equal the greater of (x) $150,000 or (y) in the event Actual EBITDA equals or exceeds Target EBITDA, $250,000 plus 1.25% of the amount by which Actual EBITDA exceed Target EBITDA for such fiscal year.

Where:

         (i) "Actual EBITDA" means the earnings for the Company and its subsidiaries on a consolidated basis for the fiscal year in question, determined in accordance with generally accepted accounting principles consistently applied (except to the extent described in clause (ii) below), before interest, taxes, depreciation, amortization and any net extraordinary gains or losses of the Company or any such subsidiary for the fiscal year in question.

         (ii) "Target EBITDA" means $66.57 million (or such other amount as the Chairman of the Board and the Executive shall agree in good faith, based upon certain adjustments to the 1996 projected budget, constitutes the revised Target EBITDA, which revised budget a2and Target EBITDA shall have been approved by the Board of Directors), as such amount may be adjusted in good faith by the Board of Directors from time to time in order to give effect to (x) any accounting or other financial reporting changes adopted by the Company for periods subsequent to fiscal year 1995 or (y) without limiting in any manner the Company's ability to operate its business and structure the timing and amounts of income and expenses, changes in the calculation of EBITDA resulting from the inclusion of an item into income or expense which item had in fiscal year 1995 been included in a category which was not includable in the calculation of EBITDA. (By way of example, if the Company were to restructure its payments to cable system operators in such a way that, without effecting the Company's aggregate obligations to such operators, a higher percentage of the amount payable would be included as an expense item than is currently includable (by, for example, determining not to amortize such payments), then the calculation of EBITDA would be appropriated adjusted such that the basis upon which EBITDA is calculated from year to year is consistent).

         All determinations of EBITDA and Target EBITDA shall be based upon the information contained in the Company's audited financial statements, or in the event the Company is not required to publish financial information which has been audited by the Company's independent accountants in any such year, the financial results of the Company for such year, prepared in accordance with generally accepted accounting practices consistently applied (except to the extent set forth in clause (ii) above), and certified by the Company's Chief Financial Officer.





                                      -2-